EXHIBIT 99.1

November 17, 2017

Robert B. Worley, Jr., Esq.

Executive Vice President and General Counsel

IBERIABANK Corporation

601 Poydras Street, Suite 675

New Orleans, Louisiana 70130

Re:	Retirement Savings Plan Blackout Period

Dear Mr. Worley:

Pursuant to the requirements of Section 101(i)(2)(E) of the Employee Retirement Income Security Act (“ERISA”) and ERISA Regulation § 2520.101-3(c), on behalf of the Plan Administrative Committee of the IBERIABANK Corporation Retirement Savings Plan (the “401(k) Plan”), I hereby notify you that the 401(k) Plan will soon be subject to a “blackout period.” The blackout period is due to changing the Plan’s recordkeeper from Principal Financial Services (“Principal”) to Prudential Financial, Inc. (“Prudential”). Prudential will also become the recordkeeper for the IBERIABANK Corporation Deferred Compensation Plan (“NQDC Plan”).

During the blackout period, participants in the 401(k) Plan will not be able to buy or sell holdings in the Plan, including common stock in IBERIABANK Corporation (“IBKC”) that they own through the 401(k) Plan, as well as mutual funds and other investments. Participants also will be unable to perform most account transactions, including obtaining a loan or taking a distribution from the 401(k) Plan. Participants in the NQDC Plan will be unable to change their deemed investments, including deemed investments in IBKC common stock.

The blackout period for both plans is expected to begin at 4:00 p.m. Eastern Time on December 19, 2017, and conclude on or about January 15, 2018. ERISA requires the Plan Administrative Committee to notify IBKC of the blackout, so that it may satisfy its obligations under the Sarbanes-Oxley Act of 2002, which can result in a trading blackout for directors and executive officers of IBKC. This letter constitutes such notice to IBKC.

Questions regarding the blackout period for the 401(k) and NQDC Plans can be directed to Greg Rizzuto, Director of Benefits & Recruiting, at 337-521-4041, or Prudential at 1-877-228-2100. Mr. Rizzuto’s address is 200 W. Congress, 6th Floor-HR, Lafayette, LA 70501.

Please let me know if you have any questions concerning this matter.

Sincerely,

Greg Rizzuto
One behalf of the Plan Administrative Committee